EXHIBIT 6

Schedule A

This Schedule sets forth information with respect to each purchase and sale of Common Shares which were effectuated by Saba Capital within the past sixty days prior to 4/22/26, the date of the event which required filing of this Schedule 13D/A.  All transactions were effectuated in the open market through a broker.

Trade Date	Buy/Sell	Shares	Price
3/5/2026	Buy	4,480	21.34
3/10/2026	Buy	1,005	20.94
3/12/2026	Buy	456	20.35
3/13/2026	Buy	2,600	20.21
3/18/2026	Buy	5,000	20.38
3/20/2026	Buy	2,871	19.83
3/23/2026	Buy	4,991	19.84
3/24/2026	Buy	2,733	19.94
3/25/2026	Buy	4,675	20.73
3/26/2026	Buy	1,068	20.66
3/27/2026	Buy	2,681	20.26
3/30/2026	Buy	551	20.42
3/31/2026	Buy	600	20.50
4/2/2026	Buy	10,800	21.28
4/6/2026	Buy	3,814	21.23
4/8/2026	Buy	2,200	22.17
4/17/2026	Buy	179	22.00
4/21/2026	Buy	3,505	21.86
4/22/2026	Buy	100,000	21.83